UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                                Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CRESCENT FINANCIAL CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

and

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 25, 2010

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club
430 St. Andrews Lane
Cary, North Carolina

Date:	May 25, 2010

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect two members of the Board of Directors for three-year terms.

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000.

3.	To ratify a non-binding shareholder resolution regarding executive compensation.

4.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2010.

5.	To consider a proposal to authorize the Board of Directors to adjourn the annual meeting to allow time for further solicitation of proxies.

6.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person.  However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting.  If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose.   Instructions regarding voting by internet are included on the proxy card.  The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the internet.  The notice of annual meeting, proxy statement, proxy card and annual report are available on the internet at  www.crescentstatebank.com/proxy.

By Order of the Board of Directors

Michael G. Carlton
President and Chief Executive Officer
April 16, 2010

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about April 16, 2010

ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 25, 2010

General

This Proxy Statement is furnished in connection with the solicitation of appointments of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on May 25, 2010, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are W. Keith Betts, Thomas E. Holder and Ray D. Vaughn. Shares represented by each appointment of proxy which is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy.  If no directions are given, each such appointment of proxy will be voted FOR the election of each of the two nominees for director named in Proposal 1 below and FOR Proposals 2, 3, 4 and 5.  If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee.  On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.  An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses.  In addition to the use of the mails and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on April 5, 2010 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only common stock shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized. As of December 31, 2009, there were 9,626,559 shares of common stock outstanding and approximately 2,500 holders of the Company’s common stock.

The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock, no par value, having such rights, privileges and preferences as the Board of Directors shall from time to time designate. As of December 31, 2009, there were 24,900 shares of the Company’s fixed rate cumulative perpetual preferred stock, series A (the “Series A Preferred Stock”) outstanding and owned of record by the U.S. Treasury.  The Series A Preferred Stock shareholder is not entitled to vote at the Annual Meeting.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder of common stock is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting.  In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the two directors receiving the greatest number of votes shall be elected.  In the case of Proposals 2, 3, 4 and 5 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  Abstentions and broker non-votes will have no effect.

Authorization to Vote on Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any additional motions which may come before the Annual Meeting.

Beneficial Ownership of Voting Securities

As of December 31, 2009, no shareholder known to management beneficially owned more than 5% of the Company’s common stock, except as listed in the following table.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS(3)
James A. Lucas, Jr. 4909 Western Blvd., Suite 200 Raleigh, NC 27606	539,554(10)	5.60

As of December 31, 2009, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)	PERCENT OF CLASS(3)
Brent D. Barringer Cary, NC	119,467(4)	1.24
W. Keith Betts Wilmington, NC	54,983	0.57
William H. Cameron Wilmington, NC	66,120(5)	0.69
Michael G. Carlton Cary, NC	97,216(6)	1.01
Bruce W. Elder Cary, NC	25,062(7)	0.26
Thomas E. Holder, Jr. Cary, NC	28,754(8)	0.30
Bruce I. Howell Cary, NC	119,222(9)	1.24
James A. Lucas, Jr. Raleigh, NC	539,554(10)	5.60
Kenneth A. Lucas Garner, NC	460,494(11)	4.78
Sheila Hale Ogle Cary, NC	33,968	0.35
Charles A. Paul, III Wilmington, NC	124,509(12)	1.29
Francis R. Quis, Jr. Cary, NC	64,970(13)	0.67
Jon S. Rufty Cary, NC	66,772(14)	0.69
Ray D. Vaughn Raleigh, NC	23,380	0.24
Stephen K. Zaytoun Raleigh, NC	36,110	0.38
All Directors and Executive Officers as a Group (15 persons)	1,860,581	19.16
_______________

(1)
Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared jointly with the individual’s spouse: Mr. Barringer – 66,941 shares; Mr. Carlton – 47,759 shares; Mr. Elder – 17,602 shares; and Mr. Howell – 1,108 shares.

(2)
Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Betts – 15,317 shares; Mr. Cameron – 4,462 shares; Mr. Paul – 37,106 shares; Mr. Quis – 13,019 shares; and Mr. Vaughn – 12,650 shares.

(3)
The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 9,626,559 shares of common stock outstanding as of December 31, 2009, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2009.

(4)	Includes 11,053 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5)	Includes 14,112 shares held by Mr. Cameron as trustee for his children’s trust.

(6)	Includes 2,532 shares held by Mr. Carlton’s spouse individually.

(7)	Includes 260 shares held by Mr. Elder as custodian for minor children.

(8)	Includes 834 shares held by Mr. Holder as custodian for minor children. Includes 16,252 shares pledged as collateral.

(9)
Includes 1,108 shares held indirectly by Mr. Howell’s spouse, 7,060 shares held indirectly through an investment club of which Mr. Howell owns a 5.56% interest and 7,861 shares held by a trust for which Mr. Howell serves as trustee.

(10)
Includes 148,887 shares held indirectly through a limited liability company of which Mr. James Lucas has a 33.33% membership interest, 80,600 shares held indirectly through a limited liability company of which Mr. James Lucas has a 50% membership interest membership interest and 1,241 shares held indirectly through a corporation of which Mr. James Lucas has a 29% interest. Such shares are also attributed to Mr. Kenneth Lucas as set forth in footnote 11 below. The combined voting power of Messrs. James and Kenneth Lucas is actually 7.99%, inclusive of all stock options exercisable within sixty days of December 31, 2009.  Also includes 7,060 shares held indirectly through an investment club of which Mr. James Lucas has a 5.88% interest, which shares have also been attributed to Mr. Howell as set forth in footnote 9 above.

(11)
Includes 148,887 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 33.33% membership interest, 80,600 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 50% membership interest and 1,241 shares held indirectly through a corporation for which Mr. Kenneth Lucas serves as President. Such shares are also attributed to Mr. James Lucas as set forth in footnote 10 above. The combined voting power of Messrs. James and Kenneth Lucas is actually 7.99%, inclusive of exercisable options.  Includes 240,503 shares pledged as collateral.

(12)	Includes 2,922 shares owned individually by Mr. Paul’s spouse and 51,008 shares owned by a business Mr. Paul controls.

(13)	Includes 1,842 shares held individually by Mr. Quis’ spouse.

(14)	Includes 8,716 shares held individually by Mr. Rufty’s spouse and 3,485 shares owned individually by Mr. Rufty’s children.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock.  To the best of the Company’s knowledge, all such ownership reports have been timely filed except that one report, covering an aggregate of three transactions, was filed late by Jon T. Vincent and one report, covering one transaction, was filed late by W. Keith Betts.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders.  If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis.  The Board of Directors has set the number of directors of the Company at eleven.  It is anticipated that Sheila H. Ogle, a current member of the Board of Directors, will retire as a director of the Company and of Crescent State Bank following the Annual Meeting at which time the size of the Board of Directors will be reduced to ten in accordance with the Company’s bylaws.

The following two directors, whose terms expire at the Annual Meeting, have been renominated to the Board of Directors each for three year terms:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years
Jon S. Rufty (55)	Director	1998	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)
Stephen K. Zaytoun (52)	Director	1998	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

_______________

(1)
Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001.  Each nominee for director also serves as a director of Crescent State Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS A DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes eight directors whose terms will continue after the Annual Meeting.  Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During the Past Five Years
Brent D. Barringer (51)	1998	2012	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC
William H. Cameron (56)	2002(2)	2011	President, Cameron Management, Inc., Principal, Cameron Company, Wilmington, NC (real estate, equity investments and management)
Michael G. Carlton (48)	1998	2011	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present
Bruce I. Howell (68)	1998	2011	President Emeritus, Wake Technical Community College, Raleigh, NC
James A. Lucas, Jr. (58)	1998	2011	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC
Kenneth A. Lucas (55)	1998	2012
President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC

Charles A. Paul, III (44)	2002(2)	2012	Managing Partner, Harbor Island Partners, LLC, Wilmington, NC (private equity)
Francis R. Quis, Jr. (60)	2000(3)	2012	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)
_______________

(1)	Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2)	Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006.

(3)	Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. The Company acquired Centennial Bank on August 29, 2003.

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors should serve as a director of the Company is presented below. Each of these directors brings a unique perspective and set of qualifications to the Board of Directors and each is involved in their local community and our market area through their professional pursuits and civic involvement. Many of the Company’s directors have attended the North Carolina Bank Directors’ College, a program initiated by the North Carolina Office of the Commissioner of Banks to keep bank directors current on key banking issues.

Brent D. Barringer, 50, is a founding director of the Company.  Mr. Barringer is an attorney and partner with Barringer Law Firm, LLP, Cary, North Carolina.  His areas of practice concentrate in corporate and business law, commercial real estate, and residential development.  Prior to founding Barringer Law Firm in 1986, Mr. Barringer served as a Law Clerk to Senior Judge Eugene A. Gordon, U.S. District Court, Middle District of North Carolina.  Graduating with highest honors, Mr. Barringer received a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill in 1981, followed by a Juris Doctor degree from the University of North Carolina School of Law in 1984. Mr. Barringer has served as Chairman of the Board of Directors of the Cary Chamber of Commerce, as Cary’s representative on the Wake County Economic Development Commission, and as board member of the N.C. Housing Finance Agency.  Mr. Barringer is currently serving in his second term as a member of the University of North Carolina (System) Board of Governors and has served as chair or co-chair of numerous committees for that board.  Mr. Barringer also currently serves on the Centennial Authority of the RBC Center and was a founding member of that Authority at its inception in 1995.

William H. Cameron, 56, a director of the Company since 2006, was a founding director of Port City Capital Bank (2002) prior to its acquisition by Crescent State Bank in 2006.  Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity.  He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 25 years.  Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill.  He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs.  As an active business, civic and charitable leader, Mr. Cameron serves on the board of numerous organizations including Cape Fear Memorial Foundation and Champion McDowell Davis Foundation.  He is president of the Dan Cameron Family Foundation, Inc. which has made significant contributions to the economic and cultural development of the Wilmington area.

Michael G. Carlton, 48, has served as President, Chief Executive Officer and Board member since inception of the Company and the Bank in 1998.  He, along with ten other directors, founded Crescent State Bank.  Mr. Carlton oversees both the day-to-day operations, as well as the Bank’s strategic growth.  As a second-generation banker, Mr. Carlton has 26 years of extensive experience in bank management.  His educational background includes successful completion of the North Carolina Bank Directors’ College, an intensive training program for bank directors, and participation in numerous Advanced Bank Directors’ College programs.  Mr. Carlton holds a Bachelor of Science in Finance degree from Elon University.  He has held numerous leadership positions in the North Carolina Bankers Association (NCBA) including service as a member of NCBA’s Board of Directors and Executive Committee.  Mr. Carlton is current Provost for NCBA’s 2010 North Carolina School of Banking.  As an active leader in his community, Mr. Carlton currently serves on The Salvation Army of Wake County’s Advisory Board and is active in a number of civic and charitable organizations.  In 2008 Mr. Carlton was selected by Business Leader magazine as an Impact Business Leader.

Bruce I. Howell, 67, is a founding director of the Company.  Dr. Howell is President Emeritus of Wake Technical Community College where he served as President from 1980 to 2003.  During his tenure he was instrumental in establishing the Wake Tech Small Business Center, part of the Small Business Center Network of North Carolina.  He successfully completed the North Carolina Bank Directors’ College, an intensive training program for bank directors, and has participated in Advanced Directors’ College programs which address topics of corporate governance and best practices.  From 1981-1999 Dr. Howell served on the local board of directors of BB&T in Cary, North Carolina.  His professional background in finance includes serving as a stockbroker with Interstate Securities.  Dr. Howell holds certificates from Northwestern University’s Investment Banking Institute and the New York Institute of Finance.  He is active in the community’s economic development and has served on the boards of three local Chambers of Commerce (Raleigh, Cary and Fuquay-Varina).

James A. Lucas, Jr. 58, is a founding director of the Company.  Mr. Lucas, a Certified Public Accountant, is managing partner of James A. Lucas and Company, LLP, a private accounting firm established in 1966 by his father.  Mr. Lucas joined the family firm in 1974 and became managing partner in 1985.  He holds a Bachelor of Science degree from the University of North Carolina at Chapel Hill.  He was certified as a CPA in 1975.  Mr. Lucas successfully completed the North Carolina Bank Directors’ College, an intensive training program for bank directors, and has participated in other bank-related continuing education courses.  Mr. Lucas has 35 years of experience in corporate finance, accounting, tax, and auditing of businesses in various industries.  He is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.  Mr. Lucas currently serves on the Board of Visitors of the University of North Carolina at Chapel Hill.

Kenneth A. Lucas, 56, is a founding director of the Company and current Chairman of Directors Loan Committee.  Mr. Lucas has extensive experience in the development and management of income-producing real estate in North Carolina.  Since 1994 Mr. Lucas has been President and Chief Executive Officer of The TarHeel Companies of North Carolina, Inc., a real estate property management and development firm founded in 1976 by his father.  He also serves as President and Chief Executive Officer of TarHeel Commercial Realty, Inc., is a manager/member of TarHeel Express Maintenance and Supply, LLC and serves as Secretary/Treasurer of Carolina Janitorial and Maintenance Supply, Inc.  Mr. Lucas is a licensed Real Estate Broker and Property and Casualty Insurance agent in North Carolina.  In 2004 Mr. Lucas successfully completed the North Carolina Bank Directors’ College, a training program for Bank Directors and has completed several Advanced Directors’ College programs.  Mr. Lucas is a director of the Windemere Home Owners Association in North Myrtle Beach, South Carolina and a director of Eastwood Property Group, LLC., in Wilmington, North Carolina.

Sheila Hale Ogle, 70, is a founding director of the Company.  Ms. Ogle is owner and chief executive officer of MRPP, Inc., one of the largest full service media advertising agencies in the Southeastern United States.  MRPP places advertising nationally, regionally and locally.  Ms. Ogle is also chief executive officer and partner of Integrated Clinical Trial Services, LLC, a clinical trials patient recruitment company founded in 2003.  In 2001, Ms. Ogle opened an events facility, The Matthews House, in her hometown of Cary, North Carolina.  As owner and proprietor of that facility she expanded the operations to include Matthews House Catering, an events catering company.  Ms. Ogle’s civic involvements include service on the Board of Trustees for Wake Technical Community College.  She is immediate past president and current board member of the Cary Community Foundation, and chairman of the Board of Governors of Capital City Club.  Ms. Ogle is the recipient of numerous awards, including induction into the University of North Carolina Advertising Hall of Fame.

Charles A. Paul, III, 44, a director of the company since 2006, was a founding director of Port City Capital Bank (2002) prior to its acquisition by Crescent State Bank in 2006.  Mr. Paul has been the Managing Partner of Harbor Island Partners, LLC, a private equity firm headquartered in Wilmington, North Carolina, since 2000.  Prior to the formation of Harbor Island Partners, LLC, Mr. Paul was a partner at Arnolt Partners, LLC, a private equity firm headquartered in Indianapolis, Indiana.  Mr. Paul has been responsible for managing private equity investments in a diverse mix of industry and product/service company holdings, including finance, media, publishing, health-care, manufacturing, retailing and real estate industries.  Prior to his tenure at Arnolt Partners, LLC, Mr. Paul worked in the investment banking industry, principally specializing in the distressed securities area.  Mr. Paul spent his investment banking tenure working in Manhattan, New York, and was previously employed by Merrill Lynch & Co., Colony Capital, LLC and Salomon Brothers, Inc.  Mr. Paul holds a Bachelor of Arts Honors Degree in Economics from Holy Cross College and a Masters in Business Administration from Harvard University.  He successfully completed the North Carolina Bank Directors’ College, an intensive training program for bank directors, and has participated in Advanced Directors’ College programs.  Mr. Paul currently serves on the Board of Trustees of Cape Fear Academy, the Executive Committee of Bald Head Island Limited, LLC, the Board of Cape Fear Council Boy Scouts of America (Mr. Paul is an Eagle Scout), and on the Board of the University of North Carolina at Wilmington Cameron School of Business.

Francis R. Quis, Jr., 60, a director of the company since 2003, formerly served as a director of Centennial Bank (2000-2003) prior to its acquisition by Crescent State Bank.  Mr. Quis is President and Owner of Quis Machinery, Inc. a distributorship serving the Carolinas, Virginia and Eastern Tennessee.  As the owner of a privately held business, Mr. Quis has 30 years of management experience.  In addition to his involvement in the local economy as a business owner, Mr. Quis is an active leader in municipal government.  He has served as a council member and is former Mayor of the Town of Southern Pines, North Carolina.  Mr. Quis currently serves on the board of The Sandhills Community College Foundation, Inc. and is active in numerous civic and charitable organizations.

Jon S. Rufty, 55, is a founding director of the company.  Mr. Rufty is owner and president of Rufty Homes, Inc., a residential construction company noted for personalized quality, as well as designing and building high performance, customized homes that focus on energy efficiency, green building and health-conscious construction.  Mr. Rufty holds a Business Management degree, with a concentration in economics and marketing, from North Carolina State University.  He has completed several Advanced Directors’ College programs. During his 21 years in the residential construction industry Mr. Rufty has received numerous awards, including four separate awards as Home Builder of the Year presented by the Home Builders Association and TSMC of Wake, Durham, Chatham and Orange Counties.  Mr. Rufty is the creator of nationally recognized HealthyHouse™ which focuses on green building and was co-sponsored by American Lung Association. He has held numerous leadership positions in the Home Builders Association of Wake County, including serving as President and as a member of the Board of Directors.  As an active civic and charitable leader, Mr. Rufty was builder of Duke Children’s Hospital Charity House with proceeds donated to Duke Children’s Hospital, Durham, North Carolina.  Mr. Rufty is currently active with Make-A-Wish Charity House and serves on the Board of Advisors for North Carolina State University’s College of Management.

Stephen K. Zaytoun, 52, is a founding director of the company.  Mr. Zaytoun is Owner and President of Zaytoun & Associates, Inc., an insurance agency and employee benefit consulting firm based in Cary, North Carolina.  A Chartered Life Underwriter (CLU), Mr. Zaytoun has 30 years of management experience in the insurance industry.  He holds a business and finance degree from the University of North Carolina-Chapel Hill.  Mr. Zaytoun is active in numerous business, civic and cultural organizations.  He has served as a member of the North Carolina Aeronautics Council.  From 2001-2005 Mr. Zaytoun served as Treasurer of North Carolina Citizens for Business and Industry (NCCBI), a nonpartisan, nonprofit organization representing more than 2,000 companies statewide.  He has served on the Board of the Raleigh Convention & Visitors Bureau, is an active member of the Cary Chamber of Commerce and the YMCA of the Triangle.  As an Eagle Scout, Mr. Zaytoun remains active in the Boy Scouts of America program.  Mr. Zaytoun is a member of the Board of Trustees of Cardinal Gibbons High School and currently serves on the Tryon Palace Commission which supports the historic preservation of North Carolina’s first capital and governors’ mansion located in New Bern, North Carolina.

Director Independence

With the exception of Mr. Carlton, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination the Board considered insider transactions with directors for the provision of goods or services to the Company and its subsidiary bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.  Specific transactions considered by the Board of Directors were certain legal services rendered to Crescent State Bank by Barringer Law Firm, LLP, a related interest of Mr. Barringer, certain maintenance and repair services rendered to Crescent State Bank by Tarheel Express Maintenance and Supply, LLC, a related interest of Mr. K. Lucas and certain lease payments paid to related interests of Messrs. Barringer, J. Lucas, K. Lucas and Quis.

Director Relationships

Only one family relationship on the Board of Directors exists.  James A. Lucas, Jr. and Kenneth A. Lucas are brothers.  No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.  Mr. Carlton served as a member of the Board of Directors of Silverton Bank, N.A., Atlanta, Georgia from 2005 to 2009.  Silverton Bank was subject to examination by the Office of the Comptroller of the Currency, or the “OCC.” Such examination identified issues relating to Silverton Bank’s business, financial condition and operations. As a result, Silverton Bank, acting through its Board of Directors, including Mr. Carlton, was asked to stipulate and consent to the Issuance of a Consent Order, dated February 26, 2009, which was accepted by the OCC.  Silverton Bank was subsequently closed by the OCC on May 1, 2009 and the Federal Deposit Insurance Corporation was appointed receiver.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is led by a chairman. At present, the positions of principal executive officer and chairman are held by different persons. The Board does not have a formal policy as to whether the roles of chairman and principal executive officer should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as chairman of the Board is in the best interests of the Company and its shareholders and that this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to the Company.

Under North Carolina law, the Board of Directors is responsible for managing the business and affairs of the Company, including the oversight of risks that could affect the Company. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the audit committee and the compensation committee, as described below, as well as other committees. The loan committee is responsible for oversight of credit risk and lending policies. The asset-liability committee is responsible for oversight of interest rate risk and liquidity risk. Given the important role of information technology in the Company’s operations and customer service, the Board has established an information technology committee to monitor risks associated with our information technology systems. Each of these committees meet regularly and provide reports of their activities and conclusions to the full Board, which is responsible for reviewing and ratifying the actions of the committees.

Meetings and Committees of the Board of Directors

Board of Directors.  The Company’s Board of Directors held thirteen meetings during 2009. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.  The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings.  Each of the Company’s directors attended the 2009 annual meeting of shareholders.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Audit Committee.  The members of the Audit Committee in 2009 were William H. Cameron, James A. Lucas, Jr., Sheila Hale Ogle, Charles A. Paul, III (Chairman, September 2009 – December 2009), Francis R. Quis, Jr. and Jon T. Vincent (Chairman, January 2009 – August 2009).  Mr. Vincent resigned from the Board of Directors effective August 11, 2009. The Audit Committee held six meetings during 2009.  The Company’s common stock is listed for quotation on the Nasdaq Global Market and the Audit Committee members are “independent” and financially literate as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.  The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.crescentstatebank.com.

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company.  The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs.  The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2009, the Audit Committee reviewed and discussed the audited financial statements with management.  The Audit Committee also discussed with the Company’s independent auditors, Dixon Hughes PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit Committee received from Dixon Hughes PLLC written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Dixon Hughes PLLC their independence with respect to the Company and the Bank.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2010.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Dixon Hughes PLLC.  The Audit Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

This report is submitted by the Audit Committee:

William H. Cameron
James A. Lucas, Jr.
Sheila Hale Ogle
Charles A. Paul, III (Chairman)
Francis R. Quis, Jr.

Compensation Committee.  The members of the Compensation Committee in 2009 were Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent (January 2009 – August 2009) and Stephen K. Zaytoun (Chairman). The Compensation Committee has a charter, which is available at www.crescentstatebank.com. The Compensation Committee met three times in 2009.  The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers.  The Committee approves the compensation of the executive officers and recommends for approval the compensation of the chief executive officer to the Board of Directors.  The Board of Directors ratifies the compensation of the executive officers and approves the compensation of the chief executive officer.  Mr. Carlton makes recommendations to the Committee regarding the compensation of the other executive officers of the Company and its subsidiaries.  The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership.  The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data.  These factors were considered in establishing the compensation of the executive officers during the fiscal year ended December 31, 2009.  All executive officers of the Company, including Mr. Carlton, are eligible to receive discretionary bonuses or non-equity incentive awards declared by the Board of Directors.  The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives.  Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, historically through grants of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant, and also with restricted stock, long term incentive compensation units or stock appreciation rights as permitted under the Company’s 2006 Omnibus Stock Ownership and Long-Term Incentive Plan.

In reviewing and recommending annual compensation, the Committee must also ensure compliance with certain rules and restrictions on executive compensation applicable to the Company as a result of its participation in the U.S. Department of the Treasury’s Capital Purchase Program, which is part of the Troubled Asset Relief Program or “TARP.” Additional information on these restrictions can be found under the heading “Restrictions on Executive Compensation” beginning on page 14 of this Proxy Statement. The Compensation Committee of the Company has engaged Matthews Young & Associates, Inc. as a compensation consultant to advise the committee on matters related to executive officer, employee and director compensation and compliance with the executive compensation guidelines under the TARP Capital Purchase Program. The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

Executive Committee. The members of the Executive Committee in 2009 were Brent D. Barringer, Michael G. Carlton, Bruce I. Howell, James A. Lucas, Jr (Chairman) and Jon S. Rufty.  Within the limitations set forth in North Carolina law, the Executive Committee is empowered to act for the entire Board during intervals between Board meetings.  The Executive Committee met five times in 2009.

Nominating Committee.  The members of the Nominating Committee are Bruce I. Howell (Chairman), Brent D. Barringer, James A. Lucas, Jr. and Jon S. Rufty.  The Nominating Committee met once during 2009.  The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become Board members, in the event a vacancy on the Board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each Board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee.  The nominees standing for election were nominated, in each case, by the Nominating Committee.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards.  The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock.  It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director.  In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination.  During the year ended December 31, 2009, the committee did not have a formal policy requiring that diversity be considered in its identification of nominees to the Board of Directors.  The Nominating Committee has adopted a formal written charter which is available at www.crescentstatebank.com. The Nominating Committee Charter was amended in February 2010 to provide that the committee shall consider diversity in its identification of background, experience and expertise.  The Committee is currently developing processes to implement, and monitor the effectiveness of, this requirement.

Director Compensation

Board Fees.  Directors are paid an annual retainer of $12,000, with the Chairman of the Board of Directors receiving an annual retainer of $14,000. Additionally, each director received $400 and the chairperson received $550 per committee meeting attended.  At each individual director’s option, directors may receive a 40% premium on all fees if the director has chosen to participate in the Directors Compensation Plan, which was adopted by the Board in 2005. Those directors who have elected to participate in the Directors Compensation Plan remit their fees plus the 40% premium to a third party who then purchases shares of common stock of the Company on the open market for the benefit of each director. As of December 31, 2009, all directors were participating in the Directors Compensation Plan.

2000 Nonstatutory Stock Option Plan for Directors.  Upon the Company’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock.  The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003.  The 2000 Nonstatutory Stock Option Plan authorized the issuance of options covering 130,194 shares, as adjusted for stock dividends, of the Company’s common stock.  The granting of options under the 2000 Nonstatutory Plan has been frozen.  No additional options may be granted and no options were granted under the 2000 Nonstatutory Stock Option Plan during 2009.

2002 Nonstatutory Stock Option Plan for Directors.  Upon the Company’s acquisition of Port City Capital Bank on August 31, 2006, the Port City Capital Bank 2002 Nonstatutory Stock Option Plan (the “2002 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock.  The 2002 Nonstatutory Stock Option Plan was originally approved by the shareholders of Port City Capital Bank in 2002, and the acquisition of Port City Capital Bank, including adoption of Port City Capital Bank’s existing stock option plans, was approved by the shareholders of the Company on July 11, 2006.  The 2002 Nonstatutory Stock Option Plan authorizes the issuance of options covering 251,304 shares, as adjusted for dividends, of the Company’s common stock.  All options available under the 2002 Nonstatutory Stock Option Plan had been granted prior to the acquisition of Port City Capital Bank and no additional options may be granted.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan.  The shareholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (“the 2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company.  The 2006 Omnibus Plan authorizes the issuance of awards covering 368,500 shares of the Company’s common stock.  The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights.  In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

The following table presents a summary of all compensation earned by the Company’s directors for their service as such during the year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation(1)	Total
Brent D. Barringer	$17,000	--	--	$6,800	$23,800
William H. Cameron	16,400	--	--	6,360	22,960
Michael G. Carlton	12,000	--	--	3,600	15,600
Bruce I. Howell	28,000	--	--	11,200	39,200
James A. Lucas, Jr.	18,350	--	--	7,340	25,690
Kenneth A. Lucas	29,500	--	--	11,800	41,300
Sheila Hale Ogle	16,000	--	--	6,400	22,400
Charles A. Paul, III	17,350	--	--	6,940	24,290
Francis R. Quis, Jr.	26,000	--	--	10,400	36,400
Jon S. Rufty	24,600	--	--	9,840	34,440
Jon T. Vincent(2)	15,750	--	--	6,300	22,050
Stephen K. Zaytoun	15,650	--	--	4,680	20,330
_______________
(1)	Consists of a 40% premium paid in connection with the individual director’s participation in the Directors Compensation Plan.

(2)	Mr. Vincent resigned from the Board of Directors effective August 12, 2009.

Indebtedness of and Transactions with Management

Crescent State Bank has had, and expects to have in the future, transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates.  All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System.  Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.  To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Executive Officers

Set forth below is certain information regarding the current executive officers of the Company and Crescent State Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE

Michael G. Carlton	48	President, Chief Executive Officer, and Director of Company and Crescent State Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	47	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Crescent State Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.

Thomas E. Holder, Jr.	50	Senior Vice President and Senior Credit Officer of Crescent State Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.

W. Keith Betts	53	Executive Vice President and Market President of Crescent State Bank	Executive Vice President and Market President, Crescent State Bank, 2007 – Present; President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2002 – 2007.

Ray D. Vaughn	57	Senior Vice President and Chief Operating Officer of Crescent State Bank
Senior Vice President and Chief Operating Officer, Crescent State Bank, Cary, NC, 2005-Present; Senior Vice President/Senior Banking Executive, Bank of America, 2002-2005; Senior Vice President/Regional Managing Director, Wachovia Bank, NA, 1976-2002.

The following table shows the cash and certain other compensation paid to or received or deferred by the Company’s principal executive officer and its next two most highly compensated executive officers for services in all capacities during 2009 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Michael G. Carlton	2009	$320,000	--	--	--	--	$193,327	$57,078	(2) (3)	$570,405
President and CEO	2008	320,000	--	$43,750	--	--	163,165	41,041	(2) (4)	567,956

W. Keith Betts	2009	$189,875	--	--	--	--	$37,800	$20,970	(2)	$248,645
Market President and Executive Vice President	2008	189,875	--	$43,750	--	--	32,520	101,941	(2) (5)	368,086

Ray D. Vaughn	2009	$184,000	--	--	--	--	$64,852	$30,630	(2)(6)	$279,482
Chief Operations Officer and Senior Vice President	2008	184,000	--	$43,750	--	--	55,662	28,930	(2)(7)	312,342
_______________

(1)
Calculated in accordance with FASB ASC Topic 718 and represents the fair value of each restricted stock or stock option award based on the market price of the Company’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned.

(2)	Includes 401(k) matching contributions and premiums paid on the executive’s behalf for medical, disability, dental and life insurance.

(3)	Total perquisites for 2009 exceeded $10,000 and were comprised of a car allowance of $17,211 and club dues of $4,367.

(4)	Total perquisites for 2008 exceeded $10,000 and were comprised of a car allowance of $15,901 and club dues of $5,310.

(5)	Total includes a payment of $78,333 in 2008 in consideration of a covenant not to compete.

(6)	Total perquisites for 2009 exceeded $10,000 and were comprised of club dues of $14,425.

(7)	Total perquisites for 2008 exceeded $10,000 and were comprised of club dues of $13,560.

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program.  On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock for an aggregate purchase price of $24.9 million in cash.  In connection with the Treasury’s investment, the Company is required to place limitations on the compensation of its senior executive officers, applicable in certain situations.  In that regard, each of Messrs. Carlton, Elder, Holder, Vaughn and Betts executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury.  These officers have also entered into executive compensation modification agreements to ensure the Company’s compliance with the laws and regulations governing the Company’s participation in the TARP Capital Purchase Program.  Furthermore, the American Recovery and Reinvestment Act of 2009 imposes additional restrictions on Mr. Carlton as the Company’s most highly compensated employee. Specifically, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to Mr. Carlton during the time the Treasury holds its investment in the Company.

Executive Employment Agreements

As of September 2008, the Company entered into new employment agreements with each of Michael G. Carlton, President and Chief Executive Officer of the Company and Crescent State Bank (the “Bank”), Bruce W. Elder, Vice President and Principal Accounting Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank, Ray D. Vaughn, Senior Vice President of the Bank and Thomas E. Holder, Jr., Senior Credit Officer of the Bank.  The Company has also entered into an employment agreement, dated as of December 29, 2008, with W. Keith Betts, Executive Vice President of the Bank. The following describes the material terms of the Company’s employment agreements with the executive officers listed in the summary compensation table above (collectively referred to as the “Executives”).

Michael G. Carlton.   Mr. Carlton’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  The agreement provides that Mr. Carlton is to be appointed to the Board of the Company and the Bank.  It provides for a current base salary of $320,000, the payment of country club dues and a new car for his business and personal use every three years.  The agreement provides indemnification to Mr. Carlton for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is involuntarily terminated without cause or he voluntarily terminates with good reason, Mr. Carlton is entitled to certain post-termination benefits. In these instances, he will receive (i) his then current base salary for 24 months following termination, (ii) post-termination life and medical insurance coverage until (w) he obtains a new job with coverage, (x) attains age 65, (y) dies or (z) the end of the remaining term of the employment agreement as of the date of the termination, whichever occurs first, (iii) the cash out value of his unvested stock options, and (iv) reimbursement for outplacement expenses and support. Mr. Carlton would also be entitled to the salary continuation and insurance benefits described in clauses (i) and (ii) above in the event that his employment was terminated due to disability. The agreement also includes a non-disclosure provision regarding confidential information of the Company and Bank that survives termination of the employment agreement. Payments under Mr. Carlton’s employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above. The original terms of the agreement provide that, upon a change in control of the Company, Mr. Carlton is entitled to a payment equal to three times the sum of his then current base salary plus cash bonuses and incentives awarded as of the end of the year before the change in control with a tax gross-up of this change in control benefit to compensate him for excise taxes that may be owing in such event under Sections 280G and 4999 of the Internal Revenue Code.  This change in control benefit and tax gross-up are not currently in effect, due to the provisions of the waiver executed by Mr. Carlton and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Carlton on January 9, 2009. As a result, had a change in control of the Company occurred on December 31, 2009, Mr. Carlton would not have been entitled to receive any change in control benefit or tax gross-up payment.

W. Keith Betts.  Mr. Betts’ employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  Mr. Betts’ employment agreement provides for a current base salary of $189,800 and perquisites customary for his position and title, including club dues of up to $750 per month. In the event he is involuntarily terminated without cause or voluntarily terminates with good reason, Mr. Betts is entitled to certain post-termination benefits. In these instances, he will receive (i) 2.5 times his then current base salary (this cash severance is not available if he is terminated following a change in control), (ii) the cash out value of his unvested stock options and (iii) reimbursement for outplacement expenses and support. Payments under Mr. Betts’ employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above due to the provisions of the waiver executed by Mr. Betts and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Betts on January 9, 2009. Pursuant to the terms of his employment agreement, Mr. Betts is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement. If Mr. Betts is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination. Mr. Betts is also prohibited from competing directly or indirectly with the Company or Bank in New Hanover County, North Carolina and any contiguous counties for a period of two years if his employment terminates before September 1, 2011 and for one year if his employment terminates after September 1, 2011 but before September 1, 2013. After September 1, 2013, Mr. Betts is no longer subject to the non-compete provisions of his employment agreement. In consideration for this non-compete provision, Mr. Betts received payments of $78,333 on each of September 1, 2006, 2007 and 2008.

Ray D. Vaughn.  Mr. Vaughn’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65. Mr. Vaughn’s employment agreement provides for a current base salary of $184,000 and perquisites customary for his position and title. The agreement provides indemnification to Mr. Vaughn for his services as an officer and director and agrees to maintain liability insurance covering him. In the event he is involuntarily terminated without cause, Mr. Vaughn is entitled to certain post-termination benefits.  Mr. Vaughn will receive his then current base salary for 12 months following his termination. This benefit will not be paid if Mr. Vaughn is terminated within 24 months following a change in control and will be reduced if he becomes employed during the 12-month period following termination. Payments under Mr. Vaughn’s employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above due to the provisions of the waiver executed by Mr. Vaughn and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Vaughn on January 9, 2009.  Mr. Vaughn is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.  If Mr. Vaughn is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination.  Mr. Vaughn is also prohibited from competing directly or indirectly with the Company or Bank in Wake County, North Carolina and any contiguous counties and in any county in which the Bank has a branch or loan production office as of the date the agreement was signed or in any county in which the Bank establishes a branch or loan production office during the term of the agreement.  This non-compete provision lasts for a period of two years following Mr. Vaughn’s termination.

The foregoing is a summary discussion of the Employment Agreements.  The Company has filed each of the agreements for Messrs. Carlton, Betts and Vaughn, as well as those with its other executive officers with the Securities and Exchange Commission and such agreements are publically available at www.sec.gov.  Please refer to the complete agreements for more information.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999.  The Plan provides that employees may elect to defer up to 12% of their salary, subject to the per year contribution limitations contained in Section 402(g) of the Internal Revenue Code.  The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 6% elective deferral.  A participant becomes vested in his or her individual account derived from Bank matching contributions immediately.  Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant.  A minimum age requirement of 18 years applies.

Retirement Benefits

Crescent State Bank has also entered into Amended Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Salary Continuation Agreements” and the “Split Dollar Agreements,” respectively and collectively, the “Retirement Agreements”) with each of its executive officers. The Salary Continuation Agreements are unfunded, but require the Bank to accrue an amount of benefits to be paid to each Executive upon retirement at age 60 for Mr. Carlton and age 65 for Messrs. Betts and Vaughn and under certain other circumstances such as termination after a “change in control.”  To offset the accruals, the Bank purchased life insurance policies on each Executive, the death benefits of which are designed to help compensate for the liability accruals associated with future retirement payments. The one-time premium payments associated with the purchase of these insurance policies were made in August 2003 and May 2008 and aggregated $12.0 million. The Salary Continuation Agreements provide for each of the Executives to receive monthly payments beginning six months after the Executive’s retirement from the Company at age 60 for Mr. Carlton and age 65 for Messrs. Betts and Vaughn, or, under certain circumstances, six months after the Executive’s early termination or disability. The original terms of the Salary Continuation Agreements provide for a lump sum payment to each of Messrs. Betts and Carlton in the event of change in control or if the Executive’s employment is terminated involuntarily or voluntarily with good reason within 24 months of a change in control of the Company for Mr. Vaughn. These change in control benefits are not currently in effect, however, due to the provisions of the waivers and executive compensation modification agreements executed by the Executives. As a result, had a change in control of the Company occurred on December 31, 2009, the Executives would remain entitled to their vested benefits under the Salary Continuation Agreements, but would not have been entitled to receive any change in control payments under such agreements.

Under the terms of the Split Dollar Agreements, the Bank pays the premiums on a life insurance policy on each Executive’s life and the proceeds of each policy are divided between the Bank and the Executive’s beneficiary.  The beneficiaries of Mr. Carlton are entitled to receive 80% of the “net death proceeds,” and Messrs. Betts’ and Vaughn’s beneficiaries are entitled to receive 100% of the “net death proceeds,” or $500,000, whichever is less. The “net death proceeds” are defined as the total policy proceeds minus the cash surrender value of such policy.  As of December 31, 2009, the “net death proceeds” payable to the beneficiaries of Messrs. Carlton, Betts and Vaughn were valued at $1,666,642, $500,000 and $500,000, respectively.

For purposes of both the Employment Agreements and the Retirement Agreements discussed above, “change in control” has the same meaning as defined in Internal Revenue Code section 409A and rules, regulations and guidance promulgated thereunder.

The foregoing is a summary discussion of the Retirement Agreements.  The Company has filed each of the agreements for Messrs. Carlton, Betts and Vaughn, as well as those with its other executive officers with the Securities and Exchange Commission and such agreements are publically available at www.sec.gov.  Please refer to the complete agreements for more information.  The following table presents information regarding the Salary Continuation Agreements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Michael G. Carlton	Salary Continuation	7	$579,386	$0
W. Keith Betts	Salary Continuation	3	92,163	$0
Ray D. Vaughn	Salary Continuation	3	157,482	$0

Incentive Awards

The Board, in anticipation that the Company’s financial results for 2009 would not be at levels historically attained by the Company, elected to suspend the management incentive plan for 2009.  As a result, management was not eligible for non-equity incentive awards under any plan or arrangement during 2009 and no such awards were paid.

           As of December 31, 2009, 236,379 equity based awards in the form of incentive or nonstatutory stock options, restricted stock grants, long-term incentive units or stock appreciation rights may be issued to directors, officers and employees under the Company’s 2006 Omnibus Plan.

The following table presents information about outstanding equity awards held by the executive officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael G. Carlton	--	--	--	--	--	5,500	(2)	$20,900	--	--
	--	--	--	--	--	5,000		19,000	--	--

W. Keith Betts	2,877	-0-	--	$3.98	1/19/15	--		--	--	--
	12,440	-0-	--	$5.61	11/16/15	--		--	--	--
	--	--	--	--	--	4,062	(2)	$15,436	--	--
	--	--	--	--	--	5,000		19,000	--	--

Ray D. Vaughn	12,650	-0-	--	$11.85	11/15/15	--		--	--	--
	--	--	--	--	--	2,200	(2)	$8,360	--	--
	--	--	--	--	--	5,000		19,000	--	--
_______________

(1)           Market value based on the per share price of the Company’s stock on December 31, 2009 of $3.18.

(2)           Adjusted for a stock split effected as a 10% stock dividend in May 2007.

None of the Company’s executive officers exercised stock options during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael G. Carlton	--	--	--	--

W. Keith Betts	--	--	--	--

Ray D. Vaughn	--	--	--	--

PROPOSAL 2: AMENDMENT OF THE ARTICLES OF INCORPORATION

The Proposed Amendment

The Board of Directors of the Company has approved, and recommends that the shareholders approve, Proposal 2, which provides for the amendment of the Articles of Incorporation of the Company by amending Paragraph A of Article II to authorize an increase in the number of authorized shares of the Company’s common stock from 20,000,000 to 40,000,000. The proposed amendment to Paragraph A of Article II of the Company’s Articles of Incorporation is attached to this Proxy Statement in its entirety as Exhibit A.

Reasons for the Amendment

It is the Company’s intention to finance its operations and continued growth through, among other things, the issuance from time to time of various equity securities. The Board of Directors and executive management of the Company believe that the proposed amendment is necessary to provide the Company with the flexibility to take advantage of such opportunities in the future.

Pursuant to North Carolina law, authorized and unissued shares (other than those shares reserved for specific purposes) are available for issuance by the Company to such investors and for such consideration as the Board of Directors may determine from time to time. The Company’s shareholders may not be given the opportunity to vote on such matters, unless shareholder approval is required by applicable law or unless the Board of Directors, in its judgment, recommends shareholder approval. Shareholders have no preemptive rights to subscribe for newly issued shares. Because there are no preemptive rights, the issuance of additional shares could dilute the interests of existing shareholders.

The Board of Directors believes that the proposed increase in the number of authorized shares of capital stock and authorization of the future issuance of up to a maximum aggregate of 40,000,000 shares of common stock outstanding will provide flexibility needed to meet corporate objectives and is in the best interests of the Company and its shareholders. If the proposal is approved, officers of the Company will make the appropriate filings with the Department of the North Carolina Secretary of State and take any other action necessary to implement the amendment.

Capital Stock of the Company

The Company’s Articles of Incorporation currently authorize the issuance of up to 25,000,000 shares of capital stock consisting of 20,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock. In accordance with North Carolina law, the Company’s Articles of Incorporation, bylaws and the Nasdaq Global Market rules, we have fixed April 5, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, you are only entitled to notice of, and to vote at, the Annual Meeting if you were a record holder of common stock at the close of business on the record date. At that time, 9,626,559 shares of common stock were outstanding, held by approximately 2,500 holders of record.

If this proposal is approved by the shareholders, the Company will be authorized to issue up to 40,000,000 shares of common stock. The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock presently outstanding.

Description of Our Common Stock

General.  The following description summarizes the material provisions of the Company’s common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of the Company’s Articles of Incorporation, as amended, and bylaws, as amended, as well as the North Carolina Business Corporation Act, or the NCBCA. The Company’s Articles of Incorporation and bylaws are on file with the Securities and Exchange Commission.

The transfer agent and registrar for our common stock is First Shareholder Services, Raleigh, North Carolina.

Each share of the Company’s common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends.  Holders of shares of common stock will be entitled to receive such cash dividends as the Board of Directors may declare out of funds legally available therefor. However, the payment of dividends by us will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.  In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, the Company’s ability to pay dividends to holders of shares of its common stock will be principally dependent upon the amount of dividends its subsidiary, Crescent State Bank, is permitted to pay to the Company as its parent holding company. The ability of a North Carolina bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. Holders of the Company’s Series A Preferred Stock do have, and any series of preferred stock that we may issue in the future may have, priority over the holders of our common stock with respect to dividends.

Voting Rights.  Each share of the Company’s common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Holders of common stock, together with holders of any other class or series of capital stock with voting rights, elect the Board of Directors and act on such other matters as are required to be presented to them under North Carolina law or the Company’s Articles of Incorporation or as otherwise presented to them by the Board of Directors. Shareholders are not entitled to cumulate their votes for the election of directors.

Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of its common stock will be entitled to receive, after payment of all of our debts and liabilities and after satisfaction of all liquidation preferences applicable to the Company’s then outstanding preferred stock, all of the Company’s remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of the Company’s subsidiary, Crescent State Bank, the Company, as the holder of all shares of the Bank’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment. Holders of shares of the Company’s common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The Company’s common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC

Investments in the common stock or any of the Company’s equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Possible Effects on Holders of Common Stock and Board Consideration

Existing shareholders would experience dilution of their ownership interests if additional shares of common stock are issued, which may be substantial. The issuance of these securities could cause a significant reduction in the percentage ownership interests of current shareholders, their voting power, the liquidation value, book and market value of their shares and the future earnings per share of the Company.

In addition to the foregoing, the increase in the number of issued shares of common stock in connection with potential financings may have an incidental anti-takeover effect in that additional shares may dilute the stock ownership of one or more parties seeking to obtain control of the Company, as more fully discussed below.

The Company may also sell shares of authorized but unissued common stock at fair market value at any time without shareholder approval. The Company may also sell authorized but unissued shares of common stock (or warrants to purchase shares of common stock) at a discount to fair market value, provided that the issuance is less than 19.99% of the outstanding shares of common stock, without shareholder approval. In order to raise capital, the Company may sell common stock or warrants as described above, which may be dilutive. However, the Company would only do so if it believed that such an issuance was in the best interest of the shareholders.

The Board of Directors considered the possible negative impact that the increase in the number of authorized shares of common stock could have on the existing shareholders and concluded that any such impact would be outweighed by the positive effect on the shareholders resulting from the increase in the Company’s available capital.

Possible Anti-Takeover Effects

The proposal to amend the Company’s Articles of Incorporation could adversely affect the ability of third parties to take over the Company or otherwise effect a change in control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company that the Board determines is not in our best interests or in the best interests of our shareholders. The ability of our Board of Directors to cause the Company to issue substantial amounts of common stock without the need for shareholder approval, except as may be required by law, regulation or stock exchange rules, upon such terms and conditions as our Board of Directors may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The issuance of common stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. Our Board of Directors, however, does not intend or view the increase in our authorized Common Stock as an anti-takeover measure.

Dissenters’ Rights

Pursuant to the North Carolina Business Corporation Act, shareholders are not entitled to dissenters’ rights with respect to the share increase proposal.

Required Vote

Assuming the presence of a quorum at the Annual Meeting, the number of votes cast for approval of this proposal must exceed the number of votes cast against the proposal in order for the proposal to be approved by the shareholders. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”) requires that any proxy statement for an annual meeting of the stockholders of any participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program include a separate proposal in its proxy statement for a non-binding shareholder vote on the compensation paid to its executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.  This “say on pay” proposal is required during the period in which any obligation arising as a result of participation under the TARP Capital Purchase Program remains outstanding.

Accordingly, our Board of Directors has proposed the following resolution for shareholder consideration:

Resolved, that the compensation paid or provided to executive officers of Crescent Financial Corporation (the “Company”) and its subsidiary, and the Company’s and its subsidiary’s executive compensation policies and practices, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the tabular and narrative compensation disclosures contained in the Company’s proxy statement for its 2010 Annual Meeting, hereby are ratified and approved.

As provided in EESA, the vote by shareholders will be a non-binding, advisory vote.  The vote will not be binding on the Board of Directors and Compensation Committee and will not overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded, and it will not create or imply any additional duty on the part of the Board or Committee.  However, the Board and the Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PRACTICES ARE ALIGNED WITH THE INTERESTS OF SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to shareholder ratification.  A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes PLLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2009 and 2008 and fees billed in 2009 and 2008 for audit-related services, tax services and all other services rendered by Dixon Hughes PLLC for each of those fiscal years.

AUDIT FEES

Category	Amount Paid 2009	Amount Paid 2008

Audit Fees (1):	$138,695	$141,460
Audit-Related Fees(2):	20,975	5,220
Tax Fees:	12,000	9,975
All Other Fees:	-0-	-0-
Total Fees Paid:	$171,670	$156,655
_______________

(1)
Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Audit related fees paid during 2009 include professional services rendered to provide accounting consultations as well as an audit of the 2008 employee benefit plan.

All services rendered by Dixon Hughes PLLC during 2009 and 2008 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5: ADJOURNMENT OF THE MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve the proposal regarding amendment of the Company’s Articles of Incorporation, the Company has submitted the question of adjournment to the shareholders as a separate matter for their consideration. This authority would permit the Board of Directors to adjourn the meeting for up to 120 days for any valid purpose, including the solicitation of additional proxies.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 5 REGARDING ADJOURMENT OF THE MEETING.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2011 ANNUAL MEETING

            It is anticipated that the 2011 Annual Meeting will be held on a date during May 2011. Any proposal of a shareholder which is intended to be presented at the 2011 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than December 17, 2010, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting.  If a proposal for the 2011 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by March 2, 2011 for it to be timely received for consideration.  The Company will use its discretionary authority for any proposals received thereafter.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC, by logging on at www.crescentstatebank.com/proxy.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

           A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CRESCENT FINANCIAL CORPORATION, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.

Exhibit A

Proposed Revision to Paragraph A of Article II
of
the Articles of Incorporation
of
Crescent Financial Corporation

ARTICLE II

A.           Authorized Capital.  The Corporation shall have authority to issue a total of 45,000,000 shares of capital stock.  The capital stock shall consist of 40,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 5,000,000 shares of Preferred Stock, no par value.  The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

REVOCABLE PROXY

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513

APPOINTMENT OF PROXY
SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints W. Keith Betts, Thomas E. Holder and Ray D. Vaughn (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Corporation (the “Company”) held of record by the undersigned on April 5, 2010, at the Annual Meeting of Shareholders of the Company to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m., on May 25, 2010, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect two directors of the Company for three-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES
John S. Rufty
Stephen K. Zaytoun

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s  name on the line provided.

2.
APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION: Proposal to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
RATIFICATION OF NON-BINDING SHAREHOLDER RESOLUTION REGARDING EXECUTIVE COMPENSATION: Proposal to ratify and approve a non-binding shareholder resolution regarding the Company’s executive compensation policies and practices and compensation paid to executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	AUTHORIZATION OF ADJOURNMENT: Proposal to authorize the Board of Directors to adjourn the Annual Meeting to allow time for further solicitation of proxies.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.
OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS TO APPOINT YOUR PROXY VIA THE INTERNET.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE.  IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSALS 2, 3, 4 AND 5.  IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR ARE UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:	, 2010

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction:  Please sign above exactly as your name appears on this appointment of proxy.  Joint owners of shares should both sign.  Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Your internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted.  Just follow these easy steps:

1.	Read the accompanying Proxy Statement.
2.	Visit our website www.crescentstatebank.com/proxy and click on the link for proxy voting.
3.	When prompted for your Voter Control Number, enter the number printed just above your name on the proxy card.

Please note that all appointments and votes cast by internet must be completed and submitted on or prior to May 24, 2010 (one day prior to the meeting date).  Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.  You may revoke your internet appointment by revisiting our website and changing your vote prior to May 24, 2010 or by any method sufficient to revoke an appointment of proxy as set forth above.

This is a “secured” web page site.  Your software and/or internet provider must be “enabled” to access this site.  Please call your software or internet provider for further information if needed.

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